Exhibit 99.2

SAMSON OIL & GAS CLOSES NORTH STOCKYARD

Denver 1600 hours October 30th, 2016, Perth 0700 hours October 31st, 2016

North Stockyard Sale

Samson sold, late on Friday October 28th its interest in the North Stockyard field for $15 million by the receipt of the balance of $13.95 million of the purchase price.

$11.5 million of the sales proceeds will be used to reduce the outstanding amount on our debt facility to $19 million. Samson will use the balance of the proceeds for working capital and to reduce its current hedge positions in line with its post-sale production.

With the sale, Samson can now focus on development of its recently acquired Foreman Butte property that, because it was acquired at an advantageous price, provides the opportunity to grow the Company’s reserve base.

Since the acquisition of Foreman Butte, Samson has already grown the asset from a Proved Developed Producing (PDP) reserve with an NPV10 of $22 million to a NPV10 of $45 million as at June 30th which has more than replaced the PDP reserve value of North Stockyard of $15 million.

As a result of the closing and the reduction of outstanding balance Samson expects that it should be in a position early in 2017 to negotiate and execute a revised debt facility with Mutual of Omaha Bank. This new facility will build on the excellent relationship that has been established and will give Samson ample liquidity to further develop the Foreman Butte project or to take advantage of further acquisitions at an attractive price.

The next round of activity in Foreman Butte will take two directions. One will be to utilize a fresh water cleanout workover technique that has proved successful in the Evans 1-10 well which has demonstrated a doubling of fluid production and secondly to optimize the pumps across the project. A field wide fluid level survey has revealed that the majority of our producing wells are not being pumped to the reservoir capacity. Therefore pump change outs, stroke length, and stroke rate improvements or a combination thereof will be used to help these wells pump at an optimum rate. While relatively inexpensive, these pump enhancements should boost both production and reserves in the near term.

Quarterly Reports

Samson is due to lodge its ASX quarterly report and Appendix 5b with the Australian Securities Exchange on Monday October 31st and its SEC 10Q on November 14th, both reports will be available on the company’s website.

SAMSON OIL & GAS LIMITED

TERRY BARR Managing Director	For further information please contact, Terry Barr, CEO on 303 296 3994 (US office)

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850
Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 200 fully paid Ordinary Shares of Samson. Samson has a total of 3,215 million ordinary shares issued and outstanding (including 230 million options exercisable at AUD 3.8 cents), which would be the equivalent of 16.075 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.71 per ADS on October 28th, 2016, the Company has a current market capitalization of approximately US$11.6 million (the options have been valued at an exchange rate of 0.7683). Correspondingly, based on the ASX closing price of A$0.005 for ordinary shares and a closing price of A$0.001 for the 2017 options, on October 28th, 2016, the Company has a current market capitalization of approximately A$16.3 million.

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.” Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.